Exhibit 99.1

Joint Press Release for Immediate Release

Inquiries to:

Hillary Kestler, PR Director, First Bancorp

704.644.4137

hkestler@localfirstbank.com

JB Schwiers, President, GrandSouth Bancorporation

864.770.1000

jbs@grandsouth.com

FIRST BANCORP ACCELERATES ITS SOUTH CAROLINA EXPANSION WITH THE

ACQUISITION OF GRANDSOUTH BANCORPORATION

June 21, 2022 (Southern Pines, NC and Greenville, SC) – First Bancorp (Nasdaq: FBNC), the parent company of First Bank, and GrandSouth Bancorporation (“GrandSouth”), the parent company of GrandSouth Bank, announced today the signing of a definitive merger agreement under which First Bancorp will acquire GrandSouth in an all-stock transaction with a total current value of $181.1 million, or $31.43 per share, based on First Bancorp’s stock price as of June 17, 2022.

The merger agreement, unanimously approved by the board of directors of each company, is expected to close in the late fourth quarter of 2022 or early first quarter of 2023, subject to customary conditions, including GrandSouth shareholder approval and regulatory approval. At closing, GrandSouth shareholders will receive 0.910 shares of First Bancorp’s common stock for each share of GrandSouth’s common and preferred stock.

GrandSouth Bank currently operates eight branches in South Carolina in key towns and cities that match First Bank’s desired areas for growth, including Greenville, Fountain Inn, Anderson, Greer, Columbia, Orangeburg, and Charleston. With a focus on small business banking, the acquisition complements First Bank’s strengths in that area.

“GrandSouth is in great communities with talented bankers,” said Mike Mayer, President and CEO of First Bank. “Our cultures are very similar and we are excited to bring our teams together.”

Upon completion of the acquisition, the combined company is expected to have over $12 billion in assets, $7 billion in loans, and $10 billion in deposits. This transaction represents an opportunity to accelerate First Bank’s South Carolina expansion.

“We are very excited about this partnership and the unique opportunity it presents,” said J.B. Schwiers, President and Director of GrandSouth. “We have long admired First Bancorp, and our combined company will be positioned to capitalize on an enhanced presence in exceptional markets, talent, and financial strength.”

Keefe, Bruyette & Woods, Inc. served as financial advisor to First Bancorp and Brooks, Pierce, McLendon, Humphrey & Leonard, LLP provided legal counsel. Piper Sandler & Co. served as financial advisor to GrandSouth and Nelson Mullins Riley & Scarborough LLP served as legal counsel.

INVESTOR PRESENTATION

Further information on the terms of this transaction will be included in an Investor Presentation to be filed by First Bancorp and GrandSouth with the Securities and Exchange Commission (the "SEC").

FIRST BANCORP

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $10.5 billion at March 31, 2022. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 110 branches in North Carolina and South Carolina. Since 1935, First Bank has taken a tailored approach to banking, combining best-in-class financial solutions, helpful local expertise, and technology to manage a home or business. First Bancorp's common stock is traded on the NASDAQ Global Select Market under the symbol "FBNC." Visit our website at www.LocalFirstBank.com. Member FDIC, Equal Housing Lender.

GRANDSOUTH BANCORPORATION

GrandSouth is a bank holding company with assets of $1.3 billion at March 31, 2022. GrandSouth Bank provides a range of financial services to individuals and small and medium sized businesses. GrandSouth Bank has eight branches in South Carolina, located in Greenville, Fountain Inn, Anderson, Greer, Columbia, Orangeburg and Charleston.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the proposed merger between First Bancorp and GrandSouth, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those anticipated by such statements for a variety of factors including, without limitation: the businesses of First Bancorp and GrandSouth may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the merger may not be obtained on the proposed terms and schedule; the shareholders of GrandSouth may not approve the merger.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

This communication is being made in respect of the proposed transaction involving First Bancorp and GrandSouth. This material is not a solicitation of any vote or approval of the shareholders of GrandSouth and is not a substitute for the proxy statement/prospectus or any other documents which First Bancorp and GrandSouth may send to shareholders in connection with the proposed merger. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

In connection with the proposed transaction, First Bancorp intends to file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of GrandSouth and a prospectus of First Bancorp, as well as other relevant documents concerning the proposed transaction. Investors and security holders are also urged to carefully review and consider each of First Bancorp's and GrandSouth's public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their Proxy Statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. GrandSouth will mail the proxy statement/prospectus to its shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SHAREHOLDERS OF GRANDSOUTH ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when available) and other filings containing information about First Bancorp and GrandSouth at the SEC's website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by First Bancorp on its website at http://www.localfirstbank.com and by GrandSouth on its website at http://www.grandsouth.com

GrandSouth and certain of its directors and executive officers, under the SEC's rules, may be deemed to be participants in the solicitation of proxies of GrandSouth’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of GrandSouth Bancorporation and their ownership of GrandSouth common stock is set forth in the proxy statement for GrandSouth’s 2022 Annual Meeting of Shareholders, as filed with the SEC on a Schedule 14A on April 11, 2022. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.